Exhibit 10.6
September 9, 2021
Mike Bufano
Dear Mike,
Allbirds, Inc. (the “Company”) is thrilled to welcome you to the team. We put a lot of energy into ensuring that every person at Allbirds will create a better place to work, and contribute substantially to our business; you have far surpassed our high expectations, and we are pleased to offer you the position of Chief Financial Officer.
You will be responsible for leading Allbirds’ finance organization, reporting to Joseph Zwillinger, Co-CEO. Your primary place of work will be the Allbirds facility located at 730 Montgomery Washington Street, San Francisco, CA 94111.
Your salary will be $375,000 per year, less applicable payroll deductions and withholdings, paid on the Company’s normal payroll schedule.
We are pleased to inform you that you will be eligible to participate in Allbirds’ annual performance-driven bonus program, and may receive a bonus of up to 70% of your accrued compensation for the year, with a target of 35%. Any bonus is discretionary and shall be decided by the Company in its sole discretion. Target incentives do not constitute a promise on the part of the Company for payment of a bonus. To qualify for bonus payment, you must remain employed with the Company on the date on which the bonus is paid. Partial or prorated bonuses (for service for less than a full calendar year) will be provided to employees who are employed prior to October 1st of the relevant year.
During your employment, you will be eligible to participate in the standard benefits plans offered to employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. We believe that rest and relaxation is important to a productive workplace, and hence, offer flexible paid time off, subject to normal federal and state laws. We encourage employees to work with managers to request approval for time off based on the work goals and milestones.
Additionally, you will be eligible to participate in special employee pricing for Allbirds’ products. The Company may change compensation and benefits from time to time in its discretion.
Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 400,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which 25% of your Option will vest 12 months after the vesting commencement date, and 1/48th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or your Continuous Service (as defined in the Plan) terminates, whichever occurs first.
If within 30 days before the execution of a definitive agreement providing for a Change in Control (as defined in the Plan) or 12 months following a Change in Control, (i) optionee’s Continuous Service (as defined in the Plan) with the Company is involuntarily terminated without Cause (as defined in the Plan) or (ii) optionee resigns from his position providing Continuous Service to the Company in all capacities for Good Reason (as defined below), and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), then, as of that time, 100% of the unvested shares underlying any options shall vest immediately, and for purposes herein, “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without optionee’s consent (unless such action is taken in response to conduct by optionee that constitutes Cause): (a) a material reduction in optionee’s base salary, which the parties agree is a reduction of at least 10% of optionee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in optionee’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless optionee’s new duties are materially reduced from the prior duties; or (c) relocation of optionee’s principal place of employment to a place that increases optionee’s one-way commute by more than 50 miles as compared to optionee’s then-current principal place of employment immediately prior to such relocation, and in order to resign for Good Reason, optionee must provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for optionee’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, optionee must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.
As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
Normal business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday, although, these hours are subject to change. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
Relocation
While deeply cognizant of the challenges presented by the current pandemic, the Company believes in the long-term synergies offered by collaboration in a shared physical space. As a result, you must relocate to the San Francisco area by or before June 30 2021 (the “Relocation”). Within 30 days of the Relocation, the Company will provide a one-time grossed-up lump sum of $45,000 (the “Relocation Bonus”) to cover associated expenses; in the event that you depart the Company within one (1) year of the Relocation, you agree to return and repay the Relocation Bonus.
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. However, should the Company decide to terminate your employment within the first twelve (12) months without Cause, the Company will pay you six (6) months of your base pay. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
You agree that all disputes arising from or relating to your employment or the termination of your employment shall be resolved by final, binding, and confidential arbitration conducted by JAMS under the rules and procedures for employment disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). YOU ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration fees in excess of the administrative fees that you would be required to pay in a court of law. Nothing herein is intended to prevent either you or the Company from obtaining injunctive relief to prevent irreparable harm pending the conclusion of any arbitration.
This letter, together with your existing Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a Company officer.
Welcome to Allbirds!
Sincerely,

/s/ Joseph Zwillinger

Joseph Zwillinger
co-CEO

Understood and Accepted:

/s/ Michael Bufano	9/10/2021
Mike Bufano	Date